Exhibit 21

DynaResource, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Formation

DynaResource de México, S.A. de C.V.	Mazatlan, Sinaloa, México

Ownership:

DynaMéxico Shareholder	Fixed Capital Series “A” Shares	Variable Capital Series “B” Shares	Total Capital Shares (Series A and B)	Total Ownership Percentage
DynaResource, Inc.	099	300	399	79.8%
Koy W. Diepholz	001	-	001	0.2%
Goldgroup Resources Inc.	-	100	100	20.0%
Total Capital Issued	100	400	500	100%

Mineras de DynaResource, S.A. de C.V.	Mazatlan, Sinaloa, México

Ownership:
DynaResource, Inc. 100%

DynaResource Operaciones de San Jose de Gracia, S.A. de C.V.
Mazatlan, Sinaloa, México
Ownership:
DynaResource, Inc. 100%